JOHN HANCOCK FINANCIAL INDUSTRIES FUND
AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT


It is hereby agreed that on May 20, 2003, the Board of Trustees of John Hancock Financial Industries Fund (the "Fund") voted to amend Section 5 of the Fund's Investment Management Contract to reduce the compensation to the Adviser, effective as of the close of business on July 1, 2003, as follows:

5. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid monthly in arrears, at an annual rate equal to (i) 0.80% of the average daily net asset value of the Fund up to $500,000,000 of average daily net assets; (ii) 0.75% of the next $500,000,000 of average daily net assets; (iii) 0.735% of the next $1,000,000,000 of average daily net assets, and (iv) 0.725% of the average daily net asset value of the Fund in excess of $2,000,000,000.


Executed this 1st day of July, 2003.


JOHN HANCOCK INVESTMENT TRUST II
      on behalf of John Hancock Financial Industries Fund


 By:  _______________________________
             Chairman and Chief Executive Officer




 JOHN HANCOCK ADVISERS, LLC


  By:  ___________________________________
   Sr. Vice President and Corporate Secretary



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     ContractFinInd7-1-03.doc